CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$150,000,000	$10,695

PROSPECTUS Dated January 23, 2009	Pricing Supplement Number: 4989 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated January 23, 2009	Dated September 23, 2010 Registration Statement: No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.
Issuer:	General Electric Capital Corporation
Trade Date:	September 23, 2010
Settlement Date (Original Issue Date):	September 28, 2010
Maturity Date:	September 16, 2013
Principal Amount:	US $150,000,000
Price to Public (Issue Price):	100.374%
Agents Commission:	0.200%
All-in Price:	100.174%
Accrued Interest:	$93,750
Net Proceeds to Issuer:	US $150,354,750
Treasury Benchmark:	0.750% due September 15, 2013
Treasury Yield:	0.665%
Spread to Treasury Benchmark:	Plus 1.08%
Reoffer Yield:	1.745%
Interest Rate Per Annum:	1.875%
Interest Payment Dates:	Semi-annually on the 16th day of each March and September, commencing March 16, 2011 and ending on the Maturity Date
Day Count Convention:	30/360

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Filed Pursuant to Rule 424(b)(3)
Dated September 23, 2010
Registration Statement No. 333-156929

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G4Q4
ISIN:	US36962G4Q45
Common Code:	054306130

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the "Underwriter"), as principal, at 100.374% of the aggregate principal amount less an underwriting discount equal to 0.200% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Credit Suisse Securities (USA) LLC	$150,000,000
Total	$150,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$ 2,000,000,000, principal amount of Fixed Rate Notes due September 16, 2013 as described in the Issuers pricing supplement number 4986 dated September 13, 2010.

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Filed Pursuant to Rule 424(b)(3)
Dated September 23, 2010
Registration Statement No. 333-156929

General

At the quarter ended June 30, 2010, we had outstanding indebtedness totaling $405.714 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year, and excluding bank deposits and non-recourse borrowings of consolidated securitization entities. The total amount of outstanding indebtedness at June 30, 2010, excluding subordinated notes and debentures payable after one year, was equal to $396.650 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months Ended
2005	2006	2007	2008	2009	June 30, 2010
1.66	1.63	1.56	1.24	0.85	1.08

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

As set forth above, GE Capitals ratio of earnings to fixed charges increased to 1.08:1 in the first six months of 2010 due to higher pre-tax earnings at GECC, which were primarily driven by lower losses and delinquencies.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.